UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2010

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32363	58-2332639
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 North Church Street
Spartanburg, South Carolina 29306

(Address of principal executive offices) (Zip Code)

(864) 342-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2010, the Compensation Committee of the Board (the “Compensation Committee”) of Advance America, Cash Advance Centers, Inc. (the “Company”) approved 2010 cash bonus arrangements for the Company’s Chief Executive Officer and Chief Financial Officer.  Pursuant to these arrangements, each named executive may receive a cash bonus based on a percentage of that executive’s base salary as in effect at the time of the determination of the bonus, with a target bonus equal to 100% and a maximum bonus equal to 200% of the base salary for the Chief Executive Officer, and a target bonus equal to 65% and a maximum bonus equal to 130% of the base salary for the Chief Financial Officer.  One half of each cash bonus will be determined by the Company’s overall financial performance and the remaining one half of the cash bonus will be determined by the executive’s individual performance.  The overall maximum cash bonus percentages also may be reduced or increased based upon the Company’s financial performance.

Also, on February 17, 2010, Mr. Kenneth E. Compton was awarded a 2009 cash bonus in the amount of $848,250 and Mr. Patrick O’Shaughnessy was awarded a 2009 cash bonus in the amount of $393,125.  These bonus awards are effective immediately.  Additionally, Mr. Compton was granted an award of 250,000 restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and Mr. O’Shaughnessy was granted an award of 100,000 restricted shares of Common Stock.  The restricted stock awards will vest in three equal annual installments, beginning on the first anniversary of the grant, are subject to forfeiture in certain circumstances, and were granted pursuant to the Company’s existing 2004 Omnibus Stock Plan.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Description of 2010 Cash Bonus Arrangement for Named Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 19, 2010
ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

		By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy
Chief Financial Officer and Executive Vice President

Exhibit Number	Description

10.1	Description of 2010 Cash Bonus Arrangement for Named Executive Officers